As filed with the Securities and Exchange Commission on July 5, 2006.
Registration No. 033-49889

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KAISER ALUMINUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3030279 (I.R.S. Employer Identification No.)
27422 Portola Parkway, Suite 350
Foothill Ranch, California 92610-2831
(Address of principal executive offices, including zip code)
KAISER 1993 OMNIBUS STOCK INCENTIVE PLAN
(Full title of plan)
John M. Donnan, Esq.
Vice President and General Counsel
Kaiser Aluminum Corporation
27422 Portola Parkway, Suite 350
Foothill Ranch, California 92610-2831
(Name and address of agent for service)
(949) 614-1740
(Telephone number, including area code,
of agent for service)
with copies to:
Troy B. Lewis, Esq.
Anna Marie Dempsey, Esq.
Jones Day
2727 North Harwood Street
Dallas, Texas 75201
(214) 220-3939

Deregistration of Securities
     On August 3, 1993, Kaiser Aluminum Corporation (the “Company”) filed a registration statement on Form S-8 (the “Registration Statement”) with respect to a total of 2,500,000 shares of the Company’s common stock, par value $.01 per share (the “Old Common Stock”), issuable pursuant to the Company’s 1993 Omnibus Stock Incentive Plan (the “1993 Plan”).
     On February 12, 2002, the Company filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code. Pursuant to the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates, dated September 7, 2005, as modified and as confirmed by an order of the United States Bankruptcy Court for the District of Delaware entered on February 6, 2006, which confirmation order was affirmed by an order of the District Court for the District of Delaware entered on May 11, 2006 (the “Plan”), all outstanding grants under the 1993 Plan and all shares of the Old Common Stock will be cancelled upon the effectiveness of the Plan. The Plan is expected to become effective on July 6, 2006. Accordingly, this Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister, as of the date hereof, all shares of the Old Common Stock included in the Registration Statement that were not previously issued under the 1993 Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foothill Ranch, State of California, on this 5th day of July, 2006.

KAISER ALUMINUM CORPORATION
By:	/s/ Joseph B. Bellino
Joseph P. Bellino
Executive Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE
/s/ Jack A. Hockema Jack A. Hockema	President and Chief Executive Officer and Director (Principal Executive Officer)	July 5, 2006
/s/ Joseph P. Bellino Joseph P. Bellino	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 5, 2006
/s/ Daniel D. Maddox Daniel D. Maddox	Vice President and Controller (Principal Accounting Officer)	July 5, 2006
/s/ George T. Haymaker, Jr. George T. Haymaker, Jr.	Chairman of the Board and Director	July 5, 2006
/s/ Robert J. Cruikshank Robert J. Cruikshank	Director	July 5, 2006
/s/ Charles E. Hurwitz Charles E. Hurwitz	Director	July 5, 2006
/s/ Ezra G. Levin Ezra G. Levin	Director	July 5, 2006
/s/ John D. Roach John D. Roach	Director	July 5, 2006